Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of all references to our firm in the Prospectus and Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of Paradigm Intrinsic Value Fund and Paradigm Small Cap Growth Fund (SEC File No. 811-21233 and 333-100507).

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

December 19, 2007